UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SCPIE HOLDINGS INC.

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

(NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

It’s Unanimous!!

The four leading proxy advisory firms recommend SCPIE stockholders vote “FOR” the $28 per-share all-cash merger with The Doctors Company

Here’s what the nation’s top proxy advisors have to say:

“Based on our review of SCPIE’s prospects as a standalone company, the sale process, the measures taken to handle the conflicts of interests inherent in Joseph Stilwell’s ownership of both ACAP and SCPIE, and the significant one-day premium, we believe that the current offer warrants shareholder support.”

ISS/RiskMetrics, March 14, 2008

“In our opinion, the proposed merger agreement is the result of a competitive sale process and offers shareholders a financially fair consideration in exchange for their shares.”

Glass Lewis & Co, March 11, 2008

“We note that the final offer represents a sizeable price premium over pre-announcement trading, with little risk of closing and strong assurance of value….”

PROXY Governance, March 13, 2008

“Based on our review of publicly available information on strategic, corporate governance and financial aspects of the proposed all-cash merger between SCPIE Holdings and The Doctors Company, Egan-Jones views the proposed all-cash merger to be a desirable approach in maximizing shareholder value and recommends that the clients holding common shares of SCPIE Holdings Inc. vote ‘FOR’ this Proposal on the WHITE proxy card provided by the management.”

Egan-Jones, March 17, 2008

DON’T RISK NOT VOTING. Regardless of how many shares you have, your vote is important. You have the right to vote. ONLY YOUR LATEST DATED PROXY WILL BE COUNTED.

VOTE NOW; TIME IS SHORT. The Special Stockholder Meeting is scheduled for 10 am PDT on Wednesday, March 26, 2008.

VOTE “FOR” TO GET THE CASH PREMIUM. $28 cash per share for all of your shares is a premium of approximately 31% over the Company’s closing price one week before the transaction was announced. A GREAT DEAL IN A TURBULENT MARKET.

Voting Your “WHITE” Proxy Card Is Fast and Easy

BY PHONE	BY MAIL	BY INTERNET	BY FAX

Call Toll-Free 888/693-8683. Have your proxy card in hand; follow the instructions	Sign and date the enclosed card; mail it TODAY!	Go online to www.cesvote.com. Have your proxy card in hand; follow the instructions	Sign and date the enclosed card; fax to 800/750-5858

QUESTIONS? — CALL McKenzie Partners Toll-Free at 800/322-2885

Additional Information and Where to Find It

On January 30, 2008, SCPIE filed a definitive proxy statement with the Securities and Exchange Commission (SEC) in connection with its proposed acquisition by The Doctors Company. The proxy statement has been mailed to SCPIE’s stockholders, who are urged to read the proxy statement and other relevant materials filed with the SEC because they contain important information about the acquisition. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC at the SEC’s website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by SCPIE at the Investors/Media section on its corporate website at www.scpie.com or by contacting MacKenzie Partners at 800/322-2885 or by email at scpieproxy@mackenziepartners.com.

SCPIE’s executive officers and directors may be participants in the solicitation of proxies from SCPIE stockholders with respect to the acquisition. Information about SCPIE’s executive officers and directors, and their ownership of SCPIE Holdings common stock, is set forth in the definitive proxy statement SCPIE filed with the SEC on January 30, 2008, and in the reports filed by the executive officers and directors under Section 16 of the Securities Exchange Act of 1934, as amended, since such date. Additional information regarding the direct and indirect interests of SCPIE’s executive officers and directors in the acquisition is in the definitive proxy statement.